Exhibit 99.1

Netcapital Inc. Announces Equity Stake in Marketing Solutions Provider Caesar Media Group, Inc.

BOSTON, MA – October 28, 2021 – Netcapital Inc. (OTCQX: NCPL), a digital private markets ecosystem, today announced that it has acquired a 10% stake in Caesar Media Group, Inc. an advanced marketing and technology solutions provider. Caesar Media Group will leverage its technology and data to provide Netcapital’s private company clients with lead generation, SEO, website development, project development, digital marketing, content management, customer service, and sales management.

“Many of our clients are startups that need access to the resources of a solid and proven marketing company to support the execution of their business plan. This partnership will bring highly valued marketing tools and resources to our clients to complement the range of services we offer, from strategic advisory to raising capital,” said Dr. Cecilia Lenk, CEO of Netcapital Inc.

Joe Abrams, Chairman of Caesar Media Group, stated “I know all about what it means to be a startup. Over my business career I’ve been involved with many startups and have been able to help build hundreds of millions of dollars of value. But, even the greatest products in the world will ultimately fail without solid marketing. We expect to be able to leverage our technology and expertise for the benefit of the Netcapital platform and many of the early-stage companies in the company’s ecosystem.”

About Netcapital Inc.:

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The company's consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies with disruptive technologies. The Netcapital funding portal is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

About Caesar Media Group, Inc.:

Caesar Media Group provides marketing solutions for companies as well as lead generation, website development, SEO, data, sales, and social media building. The company is owned by Joe Abrams, Founder of The Software Toolworks, and Co-Founder of Intermix, which was sold to News Corp, and Michael Woloshin, Co-Founder of NASDAQ-listed Recruiter.com, an AI-powered job matching technology platform.

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Coreen Kraysler, CFA

CFO

781-925-1700

coreen.kraysler@netcapital.com